Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-182557

Southern California Gas Company

Final Term Sheet

June 15, 2015

1.55% First Mortgage Bonds, Series QQ, due 2018

3.20% First Mortgage Bonds, Series RR, due 2025

This free writing prospectus relates only to the securities described below and should be read together with Southern California Gas Company’s preliminary prospectus supplement dated June 15, 2015 (the “Preliminary Prospectus Supplement”), the accompanying prospectus dated August 16, 2012 and the documents incorporated and deemed to be incorporated by reference therein.

Issuer:	Southern California Gas Company (the “Company”)

Anticipated Ratings[1]:	Aa2 (stable) by Moody’s Investors Service A+ (stable) by Standard & Poor’s Ratings Services AA- (stable) by Fitch Ratings

Trade Date:	June 15, 2015

Settlement Date:	June 18, 2015 (T+3)

1.55% First Mortgage Bonds, Series QQ, due 2018

Securities Offered:	1.55% First Mortgage Bonds, Series QQ, due 2018

Aggregate Principal Amount Offered:	$250,000,000

Interest Payment Dates:	June 15 and December 15, commencing December 15, 2015

Coupon:	1.55% per annum, accruing from June 18, 2015

Maturity:	June 15, 2018

Yield to Maturity:	1.551%

Spread to Benchmark Treasury:	+ 45 basis points

Benchmark Treasury:	1.125% due June 15, 2018

Benchmark Treasury Yield:	1.101%

[1]	Note: A securities rating is not recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time.

Optional Redemption Provision:	Make whole call at Adjusted Treasury Rate (as defined in the Preliminary Prospectus Supplement) + 10 basis points. See the Preliminary Prospectus Supplement for the definition of “Adjusted Treasury Rate” and for further terms and provisions applicable to optional redemption.

Price to Public:	99.997%, plus accrued interest, if any

CUSIP:	842434CN0

ISIN:	US842434CN02

3.20% First Mortgage Bonds, Series RR, due 2025

Securities Offered:	3.20% First Mortgage Bonds, Series RR, due 2025

Aggregate Principal Amount Offered:	$350,000,000

Interest Payment Dates:	June 15 and December 15, commencing December 15, 2015

Coupon:	3.20% per annum, accruing from June 18, 2015

Maturity:	June 15, 2025

Yield to Maturity:	3.228%

Spread to Benchmark Treasury:	+ 87 basis points

Benchmark Treasury:	2.125% due May 15, 2025

Benchmark Treasury Yield:	2.358%

Optional Redemption Provision:	Prior to March 15, 2025, make whole call at Adjusted Treasury Rate (as defined in the Preliminary Prospectus Supplement) + 15 basis points. On and after March 15, 2025, 100% of the principal amount. See the Preliminary Prospectus Supplement for the definition of “Adjusted Treasury Rate” and for further terms and provisions applicable to optional redemption.

Price to Public:	99.763%, plus accrued interest, if any

CUSIP:	842434CP5

ISIN:	US842434CP59

All Bonds Offered Hereby

Total Net Proceeds:	Approximately $596.0 million, after deducting underwriting discounts but before deducting estimated offering expenses payable by Southern California Gas Company.

Joint Book-Running Managers:	Mizuho Securities USA Inc. BNP Paribas Securities Corp. CastleOak Securities, L.P. Credit Agricole Securities (USA) Inc. UBS Securities LLC

Co-Managers:	Great Pacific Securities Mischler Financial Group, Inc. SMBC Nikko Securities America, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Mizuho Securities USA Inc. at (866) 271-7403, by calling BNP Paribas Securities Corp. at 1-800-854-5674, by calling CastleOak Securities, L.P. at (800) 955-6332, by calling Credit Agricole Securities (USA) Inc. at (866) 807-6030 or by calling UBS Securities LLC at 1-888-827-7275.

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